Exhibit 99.2

Element 21’s Zeroloft insulation to be launched by Russell Outdoors in Their Hunting Apparel at Las Vegas Shot Show 2010
Element 21 and Russell to work towards integrating additional products with ZeroLoft Aspen AerogelsTM

TORONTO, January 19, 2010 (GLOBE NEWSWIRE) -- Element 21 Golf Company (OTCBB:ETGF - News) (“Element 21”), the leader in applications of high tech materials in the sports industry announced today that Russel Outdoors, a leader in the hunting apparel and outdoor sportswear industry, will debut several hunting apparel products using ZeroLoft Aspen AerogelsTM Insulated apparel at Shot Show 2010 (www.shotshow.org ) held at the Sands Expo and Convention Center in Las Vegas Nevada from January 19th through January 22nd. Russell Outdoors will provide an ongoing demonstration of the benefits of products using Zeroloft, highlighting its low weight, reduction of bulk and thickness as well as ultimate performance under compression where all traditional apparel insulation fail, making Zeroloft demonstration a remarkable experience for visitors of the show.

Russell Outdoors stated, prior to the show in Las Vegas “The company is launching Zeroloft insulation into several products in 2010 which were made possible by Element 21. The launch will affect hunting apparel and will work towards integration into other products that make up Russell Outdoor product portfolio. The ZeroLoft insulation has worked well in trials, providing superior warmth and protection from heat loss from compression. The E21 team has been the catalyst that has helped the Russell Outdoors team and manufacturers, develop and launch the Zeroloft Aspen Aerogels TM Technology

Commenting on the debut, Dr. Nataliya Hearn, Chairman, President and CEO of Element 21, stated “As an industry leader, Russell Outdoors prides itself on being an innovator in hunting and outdoor apparel and we are pleased to take part in this product launch at the 2010 Shot Show. The launch may initiate a lot of attention and interest from the industry and followers of Russell Outdoors as well as many apparel, footwear and outdoor product companies visiting the show. We will work with Russell Outdoors and many more OEMs towards integrating Zeroloft insulation into more products within the sports apparel and footwear markets.”

About Russell Outdoors

Russell Outdoors, is a division of Russell Brands, LLC, is a leading manufacturer of hunting apparel and outdoor sportswear – combining advanced technology with hunting necessities to create the industry’s most comprehensive and innovative line of outdoor inspired performance and sportswear apparel. www.russeloutdoorsgear.com For further information contact Sharon Arnold, Director of Marketing at Russell Outdoors by phone at 256-500-4000.

About ZeroLoft

The Zeroloft www.zeroloft.com is in business of manufacturing proprietary new nanotechnology based materials and composites for consumer products for energy conservation, recycling, and home green energy solution. Zeroloft Aspen Aerogels TM is manufactured with nanoporous aerogel, material that holds 15 world records in Guinness Book of World Records, and proven to have better insulation capacity by factor of 2 to 12 times over any existing insulation materials. (independent data www.zeroloft.com/independent)

About Element 21

Element 21 is the leader in applications of high tech materials in sports industry including advanced Scandium Alloy golf products and biofiber fishing equipment Element 21's premier products are golf clubs (www.e21golf.com) and fishing poles made out of Scandium and biofiber materials, which are lighter and stronger than Titanium, Graphite and Steel. Element 21's golf clubs have been used by renowned golf pros, such as the winner of the FedEx Cup in 2008.

Element 21 has developed award winning fishing products (www.e21fishing.com). Element 21's Carrot StixTM represents the latest in cutting-edge technology, using a newly developed proprietary method of integrating nano level cellulose bio-fibers into the rod. The fishing products recently were recognized as the "BEST OF SHOW" in the 2007 and 2008 ICAST shows, the world's largest sports fishing show.

Forward-Looking Statements

Certain statements in this press release may constitute "forward looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact:
John M Columbia
Legend Securities, Inc.
Direct: 718-233-2677
Fax: 888-586-6515
Email: jcolumbia@legendsecuritiesinc.com

Acorn Management Partners, LLC
Investor Relations:
John R. Exley, III
866-491-3739
678-368-4002
JRE@acornmanagementpartners.com
http://www.acornmanagementpartners.com

Element 21 Sports Company
1-888-365-2121 ext 106
sales@e21golf.com
http://www.e21Sports.com

Media / Marketing:
Nigel DaCosta 1-416-362-2121 ext. 104
Nigel.Dacosta@e21sports.com